Exhibit 10.7

DISTRIBUTORSHIP AGREEMENT

     This Agreement is made as of the 30th day of January, 2004, between LAM PHARMACEUTICAL CORPORATION, a corporation subsisting under the laws of Delaware, United States of America and having a business address at 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada M3H 6B4 (hereinafter “LAM”) and China National Pharmaceutical Foreign Trade Corporation (SINOPHARM), a corporation subsisting under the laws of the Peoples’ Republic of China, having a business address of Unit A No. 48 Xihai Nanyan, Xicheng District, Beijing, China 100035 (hereinafter “Distributor")

     WHEREAS LAM is engaged in the development and manufacture of pharmaceutical preparations including a proprietary wound healing product (“Products”) as hereinafter defined;

     AND WHEREAS the Distributor wishes to become, and LAM wishes to engage Distributor as, an exclusive distributor of the Products in China to, among others, Hospitals, Clinics, and Doctors treating diabetic and other non-healing ulcers, subject to the terms and condition of this Agreement;

     AND WHEREAS the parties would like to enter into a three year agreement to distribute LAM’s Products in Territory;

     NOW THEREFORE in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. DEFINITIONS

     The following terms will have the following meanings in this Agreement:

     “Intellectual Property” means all patents, copyrights, trademarks, designs, product formulation data, test results, trade secrets and all other intellectual property owned, used or claimed by LAM from time to time;

     “Person” means any individual, company, corporation, partnership, joint venture, firm, trust, association, sole proprietorship, government or government agency, or other entity howsoever designated or constituted;

     “Products” means LAM’s wound healing product as more fully described in Schedule A attached hereto;

     “Territory” means the country of the Peoples’ Republic of China;

     “Term” has the meaning given thereto in Section 4.

2. SCHEDULES

     The following Schedules are attached hereto and form part hereof:

Schedule A — Definition of Product

3. GRANT

     3.1 Grant

Subject to the provisions of this Agreement, LAM hereby appoints the Distributor, for the Term, as its exclusive distributor of the Products in the Territory. LAM will sell to Distributor, and Distributor will buy from LAM, the Products for resale in the Territory. LAM reserves the right to revise the list of Products in Schedule A at any time during the Term on no less than 180 days’ notice to Distributor.

     3.2 Right to Authorize Others / Direct Marketing

The appointment made hereunder is exclusive to the Distributor in the Territory. Provided the Distributor has not breached any of the terms and conditions hereof, LAM will not authorize any other Person to market or sell the Products in the Territory, nor appoint other distributors, representatives or agents to do so, nor market any of the Products in the Territory itself to or with other parties.

     3.3 No Agents

The Distributor may not appoint or permit any agents or sub-agents or sub-contractors to carry out any of its obligations or to benefit from any of its rights hereunder, without LAM’s prior written consent. However, for greater clarity, nothing herein shall prevent or limit Distributor from selling Products to its customers (“Distributor’s Customers”) for subsequent resale to end users in Territory, whether or not such sales shall be governed by separate supply or distribution agreements.

     3.4 Relationship

This Agreement does not nor will it be deemed to constitute the Distributor as a partner, joint venturer, servant or employee of LAM. The Distributor will have no authority to bind LAM in any respect and will not hold itself out as owned by or associated with LAM other than as an independent LAM Distributor authorized to market and sell Products on the terms and conditions of this Agreement, or as otherwise specified herein.

     3.5 Representative of Record

LAM appoints the Distributor, for the Term, as its Representative of Record in the Territory, and the Distributor may indicate this status to the extent necessary to comply with the law of Territory. The Distributor is hereby appointed as LAM’s legal representative, solely for the purpose of the Marketing Authorization, and otherwise has no ability to bind or act on LAM’s behalf.

4. TERM

     4.1 Initial Term

The entire term of this Agreement (the “Term”) will, subject to earlier termination according to Section 16, consist of the Initial Term. The Initial Term will start as of the date on which the LAM receives regulatory approval and for China from the government of China, and will continue for three years from such date.

     4.2 Failure to obtain Marketing Authorization

If the regulatory approval for Products in China is not obtained within three (3) months of the date upon which the Agreement was executed, then LAM will have the option, but not the obligation, to terminate this Agreement

     4.3 Marketing Success

If, at the end of the Initial Term, the parties agree that the Products are a marketing success, then they may agree to enter into a further term with such minimum purchase requirements as LAM and Distributor shall negotiate in good faith. In the alternative, if the parties have neither renewed this Agreement nor entered into a new agreement with respect to the subject matter hereof, and LAM has not exercised any rights of termination but rather continues to accept orders from the Distributor, the parties will continue to be bound by the terms of this Agreement, until terminated by either party on thirty (30) days’ written notice to the other. In this latter case, the Distributor’s rights hereunder shall be non-exclusive only.

5. DUTIES AND OBLIGATIONS OF LAM

     During the Term LAM will;

(a)	provide to the Distributor such marketing and Product information as in LAM’s opinion will assist the Distributor in the performance of the Distributor’s obligations hereunder;

(b)	refer all inquiries with respect to Products intended for use within the Territory to the Distributor;

(c)	manufacture Products in conformance to current Good Manufacturing Practices.

(d)	inform the Distributor of changes to Products, Product specifications, conditions and other material aspects of the Products at least 180 days prior to any such change, however, LAM agrees to use best commercial efforts to supply adequate quantities of unaltered Products to permit Distributor to fulfill supply agreements awarded as a result of tenders;

6. DUTIES AND OBLIGATIONS OF THE DISTRIBUTOR

     6.1 Affirmative Covenants

     The Distributor will:

(a)	actively and diligently market and sell the Products in the Territory, and devote all necessary commercially reasonable resources, time and attention to doing so;

(b)	purchase Products from LAM on its own account for resale to customers, according to this Agreement, and be solely responsible for invoicing and collecting all receivables from customers;

(c)	purchase and maintain readily available a sufficient inventory of Products to reasonably promptly satisfy all customer orders;

(d)	take all reasonable care in storing and handling the Products as required to preserve the Products in an optimal condition for sale and use;

(e)	have and maintain insurance at all times with respect to its inventory of Products against risks of fire (including so-called extended coverage), theft, and other risks as LAM may reasonably require. Such insurance must be sufficient to completely satisfy the Distributor’s indebtedness to LAM at all times. In the event of failure by the Distributor to obtain such insurance, LAM may do so on the Distributor’s behalf, at the Distributor’s cost;

(f)	maintain competent and aggressive sales, technical and support personnel to provide appropriate demonstration, distribution and support of the Products, including effective responses to inquiries from customers and potential customers regarding Product use, care, application, and the like and make its best reasonable efforts to maximize sales of Products;

(g)	maintain an accurate record and account of all transactions, negotiations, sales strategies and sales activities, for no less than seven (7) years, and make such information available to LAM on request;

(h)	permit LAM or its representatives to enter on the Distributor’s premises, on reasonable notice, to inspect the Distributor’s inventory, and books and records for the purpose of determining the payment obligations of Distributor to LAM; The Distributor will cooperate fully with LAM and its representatives in making such books and records available for inspection;

(i)	submit when due, or if no due date is specified, forthwith upon reasonable request, all reports and other documents to be provided to LAM in accordance herewith;

(j)	ensure that at all times prompt, courteous and efficient service is accorded to every customer and prospective customer, and adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct in all dealings with its customers, suppliers, LAM and the public, in accordance with standard operating policies and procedures of Distributor;

(k)	maintain and promote the goodwill of LAM and its Products;

(l)	strictly comply with all applicable municipal, state, federal and other laws of the Territory, and regulations and the terms and conditions of all applicable orders, permits, certificates and licenses, and obtain and at all times maintain all permits, certificates and licenses necessary or desirable for the proper marketing and sale of the Products according to this Agreement;

(m)	participate in all market research activities that LAM determines from time to time to be required for or beneficial to the marketing and sale of Products, acting reasonably;

(n)	at all times cooperate with LAM’s representatives and report promptly to LAM any information which may come to the Distributors attention regarding complaints or claims with respect to the Products, customer needs and interests and local market conditions;

(o)	refer all inquiries from outside the Territory with respect to Products, or for Products which are reasonably believed to be intended for use outside the Territory, to LAM;

(p)	to provide, within 90 days of the date upon which LAM executes this Agreement, a written market analysis, marketing plan and minimum purchase requirements for the Products in the Territory for the duration this Agreement. The Distributor agrees that it will be at LAM’s sole discretion to acceptor reject the minimum purchase quantities. In the event that LAM rejects the Distributor’s minimum purchase proposal, LAM may, at its sole discretion, terminate this agreement;

(q)	upon the expiry or termination of this Agreement, for whatever reason, assign the Marketing Authorization to such entity as is specified by LAM, forthwith upon receiving instructions from LAM to do so. Distributor hereby appoints LAM as its attorney with the limited power to effect such assignment upon any such expiry or termination.

     All of the foregoing will be at the Distributor’s sole cost and expense, unless otherwise specified.

     6.2 Negative Covenants

     The Distributor will not:

(a)	directly, Indirectly or by inference, orally or in writing, make or give any guarantees, representations or warranties, express or implied, with respect to any of the Products to customers or prospective customers, other than to refer them to information on the Products as LAM from time to time provides in writing;

(b)	alter or remove, nor permit to be altered or removed from the Products any patent numbers, serial numbers, lot and batch numbers, instructions, warnings, LAM provided trademarks or other commercial symbols, or other identifying marks without LAM’s prior written consent; or

(c)	knowingly transfer, sell, ship, or allow to be sent, any of the Product to a destination or person outside the Territory or to a person who is likely to transfer, sell, ship or allow to be sent, any of the Product to a destination or person outside the Territory unless first granted permission to do so by LAM

7. PRICES

     7.1 Prices

The initial prices charged by LAM to the Distributor for the Products will be those set out in Schedule A. The prices charged by the Distributor to any and all purchasers for Products must be approved by LAM, but LAM shall not refuse to approve any proposed prices except on reasonable grounds.

     7.2 Taxes

(a)	The prices in this Agreement are for the Products only. The Distributor will be responsible for all Territory’s federal, provincial, state and other taxes, duties, levies and assessments pertaining to the sale and import of the Product (except taxes based on LAM’s net income) except to the extent the Distributor provides LAM with a valid exemption certificate.

8. ORDERS

     8.1 Purchase Orders

The Distributor will place individual written purchase orders for Products from time to time during the Term. Each purchase order must contain the following minimum information:

(a)	a reference to this Agreement;

(b)	identification of each Product ordered by type, quantity and price;

(c)	shipping instructions and destination; and

(d)	requested delivery date.

     8.2 Minimums

Minimum Product order quantities and delivery lead times are set out in Schedule A.

     8.3 Order Acceptance

No purchase order will be effective until accepted and acknowledged in writing by a duly authorized LAM official. Acceptance of all orders is subject to approval by LAM’s credit department. Any terms and conditions set out in a purchase order that contradict or are inconsistent with the terms and conditions of this Agreement are void and of no force or effect, unless otherwise agreed by the Parties.

     8.4 Reschedule of Purchase Orders

The Distributor may reschedule any Product, which is to be delivered under any purchase order with a minimum of thirty [30] days’ prior written notice to LAM. Any requested delay in delivery may extend the delivery up to a maximum of sixty [60] days beyond the originally scheduled delivery date. Any Product may be rescheduled only once, and any rescheduled Product may not be cancelled.

     8.5 Purchase Order Cancellations

The Distributor may cancel any Product which is to be delivered under any purchase order on written notice no less than thirty [30] days’ prior to the originally scheduled delivery date, provided that

(a)	the Distributor is not in default of its obligations under this Agreement at the time of the cancellation request; and

(b)	the Distributor remits, within thirty [30] days following notice of cancellation, a cancellation payment according to the following schedule:

Cancellation Charge
No. of Days Prior-to-Shipment	(% of Purchase Price)
[60 or more days]	[no charge]
[30-59 days]	15%
[0-29 days]	[no cancellation permitted]

These cancellation charges are established by LAM and the Distributor in good faith as a means of reimbursing LAM for its expenditures and losses in the event of the Distributor’s exercise of the specified cancellation privileges. As an exact calculation of such expenditures and losses would be impractical in each circumstance, such charges are fixed as a percentage, and are not intended as a penalty on the Distributor.

9. DELIVERY, RISK OF LOSS

     9.1 Delivery

Delivery of all Products will be F.O.B. at LAM’s warehouse at a US location as LAM will specify by written notice. Although LAM will use reasonable efforts to notify the Distributor of anticipated delay in delivery or inability to deliver Product, LAM will not be liable to the Distributor for any such failure or delay, or for failure to give notice thereof.

     9.2 Product Shortage

In the event of a shortage of Product, LAM will have the right to allocate its supply of Products among its distributors in any way that LAM considers reasonable. LAM will make reasonable efforts to supply Products to Distributor to fulfill Distributor’s contractual obligations pursuant to awarded tenders.

     9.3 Withholding Shipment

LAM may withhold or suspend, in whole or in part, shipment of the Products to the Distributor or may, at its option, sell the Products on a C.O.D. basis in the event the Distributor fails to pay according to the terms of this Agreement and invoices for Products previously shipped to the Distributor, or otherwise fails to perform any of its obligations under this Agreement, provided that Distributor fails to remedy such deficiency within thirty (30) days of written notice from LAM.

     9.4 Risk of Loss

Risk of loss will pass to the Distributor on delivery of the Products at the F.O.B. point specified above. In the event of any loss of or damage to the Products following delivery to the carrier, LAM will, on request, cooperate with the Distributor in connection with the proof of loss claim presented by Distributor to the carrier and/or insurer. Unless requested otherwise by the Distributor, LAM will use its discretion in selecting the method of shipment and the carrier.

     9.5 Packaging

All packing materials and methods, the carrier and type of conveyance will conform to LAM’s standard commercial practices for export shipment of its Products. The cost of any special packing or packaging materials and methods requested by the Distributor which do not conform to or are in addition to said standard commercial practices will be borne by the Distributor. This excludes Spanish language packaging and inserts, to be provided by LAM in accordance with Schedule A.

     9.6 Inspection

The Distributor must inspect all Products delivered to it by LAM within fifteen [15] days of delivery, for purposes of quality control. Unless the Distributor notifies LAM of any defect within fifteen [15] days of delivery thereof or of damage to the Products’ containers, the Products will be deemed to have been free of any defects which would have been apparent on a proper Inspection at such time of delivery, and will be deemed to be accepted by the Distributor.

10. PAYMENT AND SECURITY INTEREST

     10.1 Invoicing and Payment

Payment for all orders must be made by wire transfer, bank draft or letter of credit prior to LAM having to ship Products pursuant to any order from the Distributor, and if payment is not received by LAM, LAM shall have no obligation to ship same. The Distributor is required to pay for all products ordered, and nothing in this clause allows or permits the Distributor to avoid the provisions of section 8.5 herein, to delay payment, or to cancel any order by non payment of the purchase price.

     10.2 Security Interest

As general and continuing security for payment to LAM of all amounts owing by the Distributor hereunder, the Distributor agrees that title to the Products purchased by the Distributor under this Agreement will remain with LAM until LAM receives payment in full therefor. LAM reserves, until full payment is received, a purchase-money security Interest in all Products sold to the Distributor and in proceeds derived from the resale of such Products. If the security interest provided here is insufficient to satisfy the Distributor’s indebtedness to LAM, the Distributor will remain liable for all remaining indebtedness. The Distributor will execute and deliver all such further documents, agreements and instruments as LAM may request so that LAM can perfect and maintain such security interest.

11. INTELLECTUAL PROPERTY

     11.1 No Permanent Interest

The Distributor irrevocably acknowledges that all of the Intellectual Property involving the Product, including but not limited to any and all patent rights whether in Territory countries or any other country, is the exclusive property of LAM or that LAM has the exclusive rights thereto except as provided herein. Neither this Agreement nor the conduct of the parties hereunder will in any way give or be deemed to give to the Distributor any interest in any the Intellectual Property except for the limited right to sell the Products bearing trade-marks, trade names and other commercial symbols owned or used by LAM, solely in accordance with the terms and conditions of this Agreement and only within and for use within the Territory. Any and all goodwill and other value associated with the Intellectual Property will inure exclusively to the benefit of LAM.

     11.2 Distributor’s Obligations With Respect to Trademarks and Trade Names

     The Distributor covenants and agrees that:

(a)	the Distributor will not use any of the trademarks, tradenames and commercial symbols owned or used by LAM as any part of the Distributor’s corporate, firm or business name(s);

(b)	the Distributor may only use the such trademarks, trade names and commercial symbols as appear on the Products and on promotional materials therefor when received by the Distributor under this Agreement, and otherwise only use such trademarks and trade names and in such manner and for such purpose as LAM may specify and approve from time to time, and no other; and

(c)	neither during the Term nor at any time thereafter will the Distributor, either directly or indirectly, dispute or contest the validity or enforceability of any the Intellectual Property, attempt any registration thereof, or attempt to dilute the value of any goodwill attaching to the Intellectual Property or inuring from any part thereof, anywhere in the world unless explicitly granted the right to do so in writing by LAM.

     11.3 Infringement

LAM represents and warrants that to its knowledge at the effective date hereof, sale or use of the Products does not infringe any intellectual property rights of any third party in the Territory. The Distributor will immediately notify LAM of any infringement of or challenge to LAM’s or the Distributor’s use of any of the Intellectual Property. In such case, LAM will have the Sole discretion to take such action as it deems appropriate.

     11.4 No Liability

LAM will have no liability or obligation to the Distributor with respect to any claim whatsoever, including but not limited to any patent infringement claim, such as:

(a)	use of the Products in combination with devices or products not purchased hereunder where the Products themselves would not be infringing;

(b)	use of the Products in an application or environment for which such Products were not designed or contemplated;

(c)	modifications of or to the Products; or

(d)	any claims of infringement of a patent in which the Distributor or any affiliate or customer of the Distributor has an interest or license.

     11.5 Limitation of Liability

The provisions of this Section 11 state LAM’s entire liability with respect to infringement or alleged infringement of patents by the Products or any part thereof. In no event will LAM’s liability exceed the purchase price paid by the Distributor for Products alleged to be infringing, and LAM will in no event be liable to the Distributor or any third party for any consequential, special or incidental damages, except as otherwise provided herein.

     11.6 Modification or Discontinuance

If it becomes advisable at any time in the sole discretion of LAM for the Distributor to modify or discontinue the use of any of the Intellectual Property or to use one or more additional or substitute trade names or trademarks or other items of intellectual property, the Distributor will do so immediately on notice from LAM. The sole obligation of LAM in such event will be to reimburse the Distributor for out pocket expenses reasonably incurred by the Distributor in complying with this section.

12. ADVERTISING

     12.1 Promotions and Advertising

LAM may from time to time and in its sole discretion make available promotional programs, including national or international programs, to assist the Distributor in generating business. LAM may also from time to time, and in its sole discretion as to content, supply the creative ad production services for one or more series of standard Distributor print or other ads. The Distributor may, in accordance with LAM’s procedures in that regard, add its name, address, phone number, and details regarding products, prices and/or other promotions.

     12.2 Distributors Advertising

The Distributor may conduct such advertising and promotions and produce its own advertising material in respect of the Products as the Distributor desires, provided that the Distributor:

(a)	advertises and promotes only in a manner that will, in LAM’s opinion, reflect favorably on the Products, LAM, the Distributor, other LAM distributors, and the good name, goodwill and reputation thereof; and

(b)	submits to LAM for its prior written approval, all advertising and promotion to be used by the Distributor; until such time as LAM gives such approval, the Distributor will not use any such advertising or promotions.

     12.3 Other Promotional Material

The Distributor may, in its sole discretion, use such brochures, sales aids and other promotional materials provided by LAM from time to time, including current literature and other material for the Products. LAM reserves the right to limit the quantities of such materials provided to the Distributor and/or charge the Distributor for such materials, at wholesale cost, acting reasonably.

     12.4 Copyright

The Distributor hereby acknowledges that LAM is and will remain the sole and exclusive owner of all copyrights and trademark or other intellectual property rights relating to any such advertising and promotional material and any and all advertising and promotional material prepared by or on behalf of LAM.

13. WARRANTY

     13.1 Warranty

LAM warrants the Products to be free from defects in design, workmanship and material under normal use for the warranty period specified in Schedule A. Subject to the terms and conditions of this Agreement, LAM agrees to replace any defective Products which are returned, at the Distributor’s expense, to LAM within the applicable warranty period specified in Schedule A; provided that an inspection thereof discloses that the defects are as defined above, and provided further that the Products have not been altered or been subjected to misuse, improper maintenance or storage, negligence or accident; that the Products have not been damaged; and that the Products have not had their serial number, lot and batch number, or any part thereof altered, defaced or removed.

     13.2 Return

In the event of a warranty claim, the Distributor must obtain the appropriate return authorization from LAM prior to the return of the allegedly defective Product. Thereafter, the Distributor must, at LAM’s request, ship the Product to LAM. The Distributor must reference the return authorization number on the shipment and advise LAM in writing of the details concerning the alleged defect. All shipments of returned Products must be packaged in their original or equivalent containers and shipped prepaid to LAM. All Products determined to be defective will become LAM’s property on replacement thereof. Shipping charges for repaired or replaced Products forwarded by LAM to the Distributor will be borne by LAM. Such shipping charge will be limited to the customarily used carrier rate for the Products then in effect. Products replaced are warranted throughout the remainder of the warranty period originally applicable to the defective item or for ninety [90] days, whichever is longer.

     13.3 Determination of Warranty Claim

Final determination of eligibility for warranty coverage for the Products will be made by LAM. If a warranty claim is improperly made, LAM will so advise the Distributor and the Distributor will be charged for service performed, and all expenses incurred by LAM in handling and shipping the Products. All replacements will be performed according to standard factory specifications, unless the Distributor has an executed agreement with LAM establishing different specifications and the Distributor so advises LAM at the time of requesting the replacement.

     13.4 No Other Warranty

     EXCEPT AS EXPRESSLY AND SPECIFICALLY PROVIDED, THERE ARE NO REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO ANY PRODUCTS OR SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR INTENDED OR PARTICULAR PURPOSE.

14. SALE, ASSIGNMENT, TRANSFER

     14.1 Assignment or Transfer by the Distributor

The Distributor may not assign this Agreement or any of the Distributor’s rights or obligations hereunder or thereunder; without the prior written consent of LAM.

     14.2 Assignment by LAM

LAM may sell, transfer or assign all or any part of its interest in this Agreement or the Intellectual Property without the Distributor’s consent, upon providing the Distributor with written notice thereof.

15. CONFIDENTIALITY AND NON-COMPETITION

     15.1 Non-Disclosure and Non-Use

“Confidential Information” means any data or information of either LAM on the one hand, or the Distributor on the other, whether oral, written or otherwise recorded, that is non-public confidential or proprietary in nature, and all such information that is developed by either of the parties in the course of their relationship, including, without limitation: any scientific, computer or other technical information, technology, research, design, idea, process, procedure, formula or improvement, or any portion or phase thereof; information relating to any current or proposed products, services, methods, businesses or business plans, marketing, pricing, distribution and other business strategies; lists of, or any other information relating to, any customers, suppliers, dealers, agents or employees and the relationships therewith; and any financial information relating to any of the foregoing. Neither party will be obliged to reveal any of its Confidential Information to the other party.

All disclosures of Confidential Information made by either party to the other are and will be made solely on a confidential basis and as trade secrets. Accordingly, each party will maintain the confidentiality of all Confidential Information during the Term and at all times thereafter. Neither party will disclose any Confidential Information to any Person except those with a “need to know” to enable the party to fulfill its obligations under this Agreement, except with the disclosing party’s prior written authorization, or as may be required by the applicable laws of Canada, the United States of America or China.

Each party agrees that it will not use the other’s Confidential Information for any purpose other than as provided herein. The parties agree that any unauthorized disclosure or use by or for the benefit of any party could cause irreparable harm and damage to a disclosing party. Accordingly, in addition to any monetary damages, a party who suffers from a breach of this provision of non-disclosure and non-use shall be entitled to an injunction to prevent any threatened or continuing violation of this Agreement, and the breaching party hereby consents to such relief. The parties obligations of non-disclosure and non-use shall survive the expiration or any early termination of this Agreement for whatever reason, and shall expire seven (7) years from the effective date hereof, or five(5) years from termination of any business relationship of the parties, whichever occurs later.

     15.2 Non-Competition

(i) The Distributor will not, without the prior written consent of LAM, either individually, in partnership, jointly or in conjunction with any Person, as principal; agent, shareholder, employee, director, officer, or in any other manner whatsoever:

(a)	at anytime during the Term, carry on; be engaged in; be concerned with or interested in; advise; lend money to; guarantee the debts or obligations of; or permit its name or any part thereof to be used or employed by any Person engaged in, concerned with or interested in, any business selling, operating, offering or providing products or services competitive with the Products; nor

(b)	during the period of two (2) years from the termination or expiry of this Agreement, anywhere within the Territory, do any of the things listed in paragraph (a), or solicit the business of any customers of LAM or of any other LAM distributor or agent.

(ii) LAM will not, without the prior written consent of Distributor, either individually, in partnership, jointly or in conjunction with any Person, as principal, agent, shareholder, employee, director, officer, or in any other manner whatsoever:

(a)	at any time during the Term and during the effective period of the obligations of non-disclosure and non-use, sell a Product directly to any of Distributor’s Customers in the Territory (“Direct Selling”).

(b)	If Direct Selling should occur, the Distributor will be entitled to seek immediate injunctive relief.

     15.3 Personal Acknowledgments

The Distributor will deliver to LAM, at any time LAM may request, either: (i) the written acknowledgment of such directors, officers, shareholders or employees of the Distributor as LAM will in its discretion determine, acknowledging that they have reviewed the confidentiality and non-competition provisions of this Section 15 and that they agree to abide and be bond thereby; or (ii) LAM’s form of non-disclosure/non-competition agreement signed by such of them as LAM may specify.

16. TERMINATION

     16.1 LAM’s Termination in the Event of Default

LAM will have the right to terminate this Agreement and the rights granted hereunder without prejudice to the enforcement of any other right or remedy, immediately upon giving written notice to the Distributor of such termination, upon the happening of any of the following events of default:

(a)	if the Distributor breaches or fails to observe any term or condition of Section 11 (Intellectual Property) or Section 15 (Confidentiality and Non Competition);

(b)	If the Distributor does not pay any amount payable under this Agreement when due, together with any interest accrued thereon, or if the Distributor breaches or fails to observe or perform any other term or condition of this Agreement or any other agreement or undertaking entered into with or required by, LAM, and such breach or failure continues for a period of thirty [30] consecutive days after written notice thereof has been given to the Distributor by LAM;

(c)	if the Distributor ceases or threatens to cease to carry on business, takes or threatens to take any action to liquidate its assets; stops making payments to any creditors, trade or otherwise, in the normal course of business; makes or purports to make a general assignment for the benefit of creditors; makes or purports to make a bulk sale of its assets; or institutes or has instituted against it any proceeding under any statute or otherwise relating to insolvency, bankruptcy, winding up, liquidation or dissolution, including the appointment of a custodian or receiver, or if any proceeding under any such statute or otherwise is instituted against it;

(d)	if any lessor or creditor or any other Person or any government entity lawfully takes possession of any of the Distributor’s undertaking, business, property or assets or if the Distributor commits or suffers any default under any contract or conditional sale, mortgage or other security instrument;

(e)	if the Distributor, its directors, officers or shareholders engage in any activity contrary to any material law, including by way of example and not of limitation, applicable Federal, Provincial, State, Municipal or other laws or regulations of Canada, the United States of America or China which in the opinion of LAM acting reasonably, would reflect negatively upon the Products or LAM; or

(f)	if the Distributor commits, permits, or allows to continue any other default under this Agreement which is not cured to the satisfaction of LAM within thirty (30) days after written notice is provided to the Distributor;

     16.2 Distributor’s Termination in the Event of Default

The Distributor will have the right to terminate this Agreement without prejudice to the enforcement of any other right or remedy, immediately upon giving written notice to LAM of such termination, upon the happening of any of the following events of default:

(a)	if LAM breaches or fails to observe any term or condition of Section 15 (Confidentiality and Non Competition) and such default, breach or failure continues for a period of thirty (30) consecutive days after written notice has been given by the Distributor to LAM;

(b)	If LAM breaches or fails to observe or perform any other term or condition of this Agreement and such breach or failure continues for a period of thirty [30] consecutive days after written notice thereof has been given by the Distributor to LAM; or

(c)	if LAM ceases to cease to carry on business, takes any action to liquidate its assets; stops making payments to any creditors, trade or otherwise, in the normal course of business; makes or purports to make a general assignment for the benefit of creditors; makes or purports to make a bulk sale of its assets; or institutes or has instituted against it any proceeding under any statute or otherwise relating to insolvency, bankruptcy, winding up, liquidation or dissolution, including the appointment of a custodian or receiver, or if any proceeding under any such statute or otherwise is instituted against it.

16.3 Distributor’s Obligations on Expiry or Termination

Upon the expiry or termination of this Agreement for any reason whatsoever, the Distributor will:

(a)	immediately pay to LAM all accounts then due and unpaid by the Distributor;

(b)	immediately discontinue displaying and/or using any and all signs, stationary, letterheads, packaging, forms, manuals, bulletins, instruction sheets, printed matter, advertising and other physical objects containing or bearing any of LAM’s trademarks, trade names or commercial symbols, promptly execute such documents or take such actions as may be necessary to abandon the Distributor’s use of any thereof, and will not thereafter operate or do business under any name or in any manner that might lead to the inference that it is or was associated with LAM or the Products;

(c)	promptly remove or co-operate in the removal of, at LAM’s request, the Distributor’s listing as an LAM Distributor from all telephone directories and all other trade or business directories (in respect of the next publication thereof), and to assign (if the business of the Distributor is being continued by LAM or its nominee) to LAM or any other, party designated by LAM all of the Distributors’ telephone numbers and listings in connection with the marketing and sale of Products;

(d)	immediately return to LAM, or destroy if requested by LAM, all Confidential Information and all copies thereof, all other material provided to the Distributor by LAM and all information, data and materials pertaining to the Products;

(e)	promptly assign Marketing Authorization as requested by LAM in accordance with section 6.1 (q) herein.

Notwithstanding the foregoing, the Distributor will have the right to sell, according to this Agreement, those Products which it still has in inventory on the date of termination and which LAM does not re-purchase according to this Agreement.

     16.4 LAM’s Obligations on Expiry or Termination

On expiration or termination of this Agreement, LAM will have the right, but not the obligation, to purchase or cause a nominee of LAM to purchase from the Distributor the inventory of Products held by the Distributor on the effective date of termination, providing that the Products have not expired and are in salable condition, at the then prevailing price or the price paid by the Distributor, whichever Is less (the “Repurchase Price”); failing which the Products must be returned to LAM for destruction or other disposition by LAM, at LAM’s sole option, LAM may exercise this right by notice in writing delivered to the Distributor within thirty [30] days of the date of such expiration or termination. Any such repurchase by LAM will be subject to the following conditions:

(a)	Within five [5] days of the effective date of termination, the Distributor will give to LAM a written schedule listing all Products then owned by or in the possession of the Distributor, identifying each Product by model or unit number and showing the quantity on hand.

(b)	The Distributor will, within ten [10] days’ following LAM’s request, ship the Products specified in the schedule to LAM, freight prepaid. LAM will only accept Products in their original unbroken packaging. On receipt of the Products, LAM will inspect and test the Products to determine if they are in good marketable condition, and whether they have been properly handled and returned to LAM. LAM will repurchase those Products which it determines have satisfied the foregoing conditions, and will return to the Distributor, freight collect, those which it determines have not.

(c)	To the extent such Products are delivered to LAM, freight prepaid and in good condition, LAM will pay to the Distributor the Repurchase Price therefor, either by issuing a credit to apply to indebtedness of the Distributor to LAM and, to the extent there is any excess of Repurchase Price payable over and above such indebtedness, by payment of the excess to the Distributor within thirty [30] days of delivery of the Products to LAM.

(d)	To the extent such Products are, upon inspection, found to have expired or otherwise not be in salable conditions, LAM will not be obliged to pay to the Distributor the Repurchase Price in respect of such expired or non-salable Products, but LAM shall retain possession and ownership of all such Products.

     16.5 Survival of Certain Provisions after Termination

Notwithstanding the expiry or termination of this Agreement for any reason whatsoever, all covenants and agreements to be performed and/or observed by either party under this Agreement which by their nature survive the expiration or termination of this Agreement, including without limitation those set out in Sections 11 (Intellectual Property), 15 (Confidentiality and Non-Competition) and 16 (Termination), will survive any such expiration or termination.

     16.6 Failure to Terminate Does Not Constitute Waiver

If LAM should choose not to terminate this Agreement when the conditions for such termination are met, such behavior does not constitute waiver and LAM will retain the option to terminate this Agreement upon written notice, unless LAM and the Distributor have explicitly agreed in writing to waive the grounds of termination.

17. INDEMNIFICATION, LIMITATION AND EXCLUSION OF LIABILITY

     17.1 Indemnification by LAM

The LAM hereby agrees, during and after the Term of this Agreement, to indemnify and save harmless the Distributor and all of its directors, shareholders, officers, employees, agent and representatives from any and all liabilities, damages, losses, suits, claims, demands, costs, expenses, fines and actions of any kind or nature whatsoever which any of them may incur or suffer by reason of any breach, violation or non-performance on the part of the indemnifying party or any of its shareholders, officers, directors, employees, agents and representatives of any term or condition of this Agreement.

     17.2 Indemnification by Distributor

The Distributor hereby agrees, during and after the Term of this Agreement, to indemnify and save harmless LAM and all of its directors, shareholders, officers, employees, agents and representatives from any and all liabilities, damages, losses, suits, claims, demands, cost, expenses, fines and actions of any kind or nature whatsoever which any of them may incur or suffer by reason of any breach, violation or non-performance on the part of the indemnifying party or any of its shareholders, officers, directors, employees, agents and representative of any term or condition of this Agreement.

IN NO EVENT AND UNDER NO CIRCUMSTANCES WILL LAM BE LIABLE TO THE DISTRIBUTOR OR TO ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION FINANCIAL LOSS, LOSS OF REVENUE OR LOSS OF PROFITS, FOR A REASON WHATSOEVER.

     17.3 Equitable Remedies / Injunctive Relief

The parties agree that, without prejudice to any other remedies which may be available to a party, injunctive relief may be the only effective relief for a breach of certain covenants herein, including without limitation the provisions of Sections 11 (Intellectual Property and 15 (Non-Competition and Confidentiality), the breach of any which may cause a party irreparable harm, non-compensable by damages alone. The parties agree that a so-harmed party will be entitled to injunctive relief, including an interim injunction in any court of competent jurisdiction or specific performance or other equitable remedies, in addition to any other remedies available to it, to enforce any of the covenants herein in the event of a breach or threatened breach thereof, and the parties hereby consent to the grant of such relief to the other, as the case may be.

18. ACKNOWLEDGMENTS

     18.1 Independent Investigation

The Distributor acknowledges that it has conducted an independent Investigation of the Products and the business opportunity involved in the marketing and sale thereof, and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be dependent upon the ability of the Distributor as an independent business entity. LAM expressly disclaims the making of, and the Distributor acknowledges that it has not received any representation, warranty or guarantee, expressed or implied, as to the potential volume of business, profits or success from the marketing and sale of the Products.

     18.2 Review of Agreement

The Distributor acknowledges that it has received this Agreement, has had ample time to read, and has read, this Agreement, and fully understands its provisions. The Distributor further acknowledges that it has had adequate opportunity to be advised by legal counsel and accounting professionals of its own choosing regarding all pertinent aspects of this Agreement, the relationship contemplated hereby and the operation of the contemplated business or marketing and selling the Products.

19. GENERAL PROVISIONS

     19.1 Severability

If for any reason whatsoever, any term or condition of this Agreement or the application thereof to any party or circumstance is to any extent invalid or unenforceable, all other term and conditions of this Agreement and/or the application of such terms and conditions to parties or circumstances will not be affected thereby and will be separately valid and enforceable to the fullest extent permitted by law. The unenforceable provision(s) will be deemed to be amended to the extent needed to render them enforceable, so as best to reflect the intentions of the parties.

     19.2 Notices

All notices, consents, approvals, statements, authorizations, documents, or other communications (collectively “notices”) required or permitted to be given hereunder will be in writing, and will be delivered personally, sent by fax, or mailed by registered mail, postage prepaid, at the addresses set forth hereunder, namely:

If to LAM at:	L.A.M. Pharmaceutical Corp., 800 Sheppard Avenue West, Toronto, Ontario, M3H 6B4 Canada Fax: 416-633-2363 Attention: Joseph Slechta, President & Chief Executive Officer

If to the Distributor, at:	China National Pharmaceutical Foreign Trade Corporation Unit A No. 48 Xihai Nanyan Xicheng District Beijing, China 100035 Fax: 86-(0)10-6617-8885 Attention: Yong Kuang, General Manager

or at any such other address or addresses as may be given by any of them to the other in writing in accordance with this subsection from time to time. If sent by registered mail, such notice will be deemed to have been given on the fifth business day following such mailing; provided that if such notice will have been mailed and if regular mail service will be interrupted by strike or other irregularity before the deemed receipt of such notice as aforesaid, then such notice will not be effective unless delivered personally or sent by fax. If delivered personally or sent by fax during regular business hours, such notice will be deemed to have been given on the day of delivery or transmission, if during regular business hour on a business day, or if not, on the business day next following the day of delivery or transmission.

     19.3 Waiver of Obligations/ Rights Cumulative

No waiver by LAM of any obligation, restriction or remedy under this Agreement will be valid unless by specific written instrument. No acceptance by LAM of any payment by the Distributor and no failure, refusal or neglect of LAM to exercise any other right under this Agreement or to insist upon full compliance by the Distributor with its obligations hereunder, will constitute a waiver of any other provision of this Agreement or any further or subsequent non-compliance with the same or any other provision. No exercise or enforcement by LAM of any right or remedy hereunder will preclude the exercise or enforcement by LAM of any other right or remedy to which LAM is entitled by law to enforce.

     19.4 Interpretation

The words “hereof, “herein”, “hereunder” and similar expressions used in any section, subsection or paragraph of this Agreement relate to the whole of this Agreement (including the Schedules attached hereto) and not to that section, subsection or paragraph only, unless otherwise expressly provided for or the context clearly indicates the contrary. For the purposes of this Agreement a “business day” means any day other than a Saturday, Sunday, holiday (in the United States of America, New York state, or Territory countries) or other day on which LAM’s primary bank is not open for business during its regular business hours at its head office.

     19.5 Default Under Another Agreement

In the event that the Distributor acquires the right and/or license to operate any other LAM related business(es), any default by the Distributor in the performance or observation of any of the terms and conditions under any one agreement governing the aforesaid right and license will be deemed to be an event of default under this Agreement and all other agreements pursuant to which the Distributor operates such other LAM-related business (es).

     19.6 LAM’s Right of Set-Off

Notwithstanding anything contained in this Agreement, upon the Distributor’s failure to pay to LAM any amounts owing by the Distributor to LAM, and without affecting in any way LAM’s other rights and remedies hereunder, LAM will have the right, at its option, to deduct any and all of such amounts remaining unpaid from any moneys or credits payable by LAM to the Distributor or held by LAM for the account of the Distributor.

     19.7 Further Assurances

Each of the parties hereto hereby covenants and agrees to execute and deliver such further and other agreements, assurances, undertakings, acknowledgments or documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence and do and perform and cause to be done and performed any further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

     19.8 Binding Agreement

Subject to the restrictions on assignment and transfer herein contained, this Agreement will inure to the benefit of and be binding upon all of the parties hereto and their respective (as applicable) heirs, executors, administrators, successors and permitted assigns.

     19.9 Force Majeure

If any party hereto is delayed or hindered in the performance of any act required by this Agreement by reason of act of nature, strike, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reasons of a like nature not the fault of such party, then performance of such act will be excused for the period of the delay and the period of performance of any such act will be extended for a period equivalent to the period of such delay, up to a maximum of three [3] months. The provisions of this Force Majeure clause will not operate to excuse the Distributor from the payment of any price or other payment when due.

     19.10 Headings

The headings, section numbers and table of contents appearing in this Agreement or any Schedule hereto are inserted for convenience of reference only and will not in any way affect the construction or interpretation of this Agreement.

     19.11 Applicable Law

This Agreement will be construed in accordance with and governed by the laws of the state of New York, and ,the laws of the United States of America applicable therein except that the parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement or any sale or purchase made pursuant hereto.

     19.12 Entire Agreement

This Agreement together with the Schedules hereto constitutes the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes all other agreements, oral or written, made between the parties with respect to such subject matter. Except as provided herein, this Agreement may not be amended or modified in any way except by a written instrument signed by both parties.

     19.13 Non-applicability of the UN Convention

The parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement or any sale or purchase made pursuant hereto.

     19.14 Time of the Essence

Time will be of the essence of this Agreement and of each and every part hereof.

     19.15 Counterparts

This Agreement may be signed in counterparts, each of which when signed and delivered will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as follows:

L.A.M. Pharmaceutical Corporation
By:	/s/ Joseph T. Slechta
Authorized Signing Officer
Name: Joseph T. Slechta

China National Pharmaceutical Foreign Trade Corporation (Sinophorm)

By:	/s/ Li Zhixin
Authorized Signing Officer Director, President
Name: Li Zhixin

SCHEDULE A

PRODUCTS

For purposes of this Agreement, “Products” shall mean the product referred to in English as “L.A.M. I.P.M.™ Wound Gel”.

The minimum order quantity of Products shall be one [1] case of 50 tubes of the Products, and all orders must be for a whole-number multiple of cases of the Products. LAM has the right to unilaterally change its type, size or quantity of packaging and the resulting minimum order quantity, so long as the minimum order quantity does not exceed 600 grams of Products (excluding package weight).

The lead time prescribed in section 8.2 shall be 3 months, meaning that LAM shall endeavor to fill orders within 3 months of receipt.

The price charged by LAM to the Distributor for Products during the first twelve months of this Agreement shall be not more than eight dollars U.S. funds ($8.00 U.S. funds) per ten gram (10 g) tube.

Unless LAM advises the Distributor otherwise in writing, the expiry date of all Products is thirty six [36] months from the date of initial manufacture.

The warranty period for the Products is twelve [12] months from the shipping date, un less otherwise specified in this Agreement or unless otherwise agreed to.

SCHEDULE A

TERRITORY COUNTRIES

1)	GUATEMALA

2)	EL SALVADOR

3)	HONDURAS

4)	NICARAGUA

5)	COSTA RICA

6)	PANAMA

7)	BELIZE

8)	ECUADOR

9)	VENEZUELA

10)	COLOMBIA

11)	CHILE

12)	BOLIVIA

13)	PARAGUAY

14)	URUGUAY

15)	PERU

16)	CUBA